SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) February 18, 2011
Habersham Bancorp

(Exact Name of Registrant as Specified in its Charter)

Georgia	0-13153	58-1563165

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
P. O. Box 1980
Historic Highway 441 North,
Cornelia, GA 30531

(Address of Principal Executive Offices)
Registrant’s telephone number, including area code (706) 778-1000
N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 1.03 Bankruptcy or Receivership.
On February 18, 2011, the Georgia Department of Banking and Finance closed Habersham Bank (the “Bank”), which is a wholly owned banking subsidiary of Habersham Bancorp (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank.
In connection with the closure of the Bank, the FDIC issued a press release, dated February 18, 2011, announcing the following:
•	The FDIC entered into a purchase and assumption agreement with SCBT National Association of Orangeburg, South Carolina (“SCBT”) to assume all of the deposits of the Bank. Accordingly, all depositors of the Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of SCBT for the full amount of their deposits, and they will continue to have uninterrupted access to the Bank’s deposits. Depositors will continue to be insured with SCBT, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•	Beginning on Saturday, February 19, 2011, the offices of the Bank will open for business as branches of SCBT under the name Habersham Bank.

•	In addition to assuming all of the deposits of the Bank, SCBT purchased essentially all of the Bank’s assets pursuant to a loss-share transaction of approximately $270.7 million of the Bank’s assets. The loss-share transaction provides for SCBT and the FDIC to share in the losses on the assets covered under this agreement.

•	Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/habersham.html, or call the FDIC toll-free at (866) 806-6128.
A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/news/news/press/2011/pr11038.html.
In addition, on February 18, 2011, the Company issued a press release related to the events described above. On February 22, 2011, the Company mailed a letter to its shareholders describing those events.
Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
99.1	Press release, dated February 18, 2011.

99.2	Letter to shareholders, dated February 21, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HABERSHAM BANCORP
Date: February 22, 2011	By:	/s/ David D. Stovall
David D. Stovall
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release, dated February 18, 2011.

99.2	Letter to shareholders, dated February 21, 2011.